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                                                                     EXHIBIT 5.1


                     [GLENN RASMUSSEN & FOGARTY LETTERHEAD]



Board of Directors
Cimetrix Incorporated
100 North Tampa Street, Suite 3550
Tampa, FL 33602

Gentlemen:

         We have acted as counsel to Cimetrix Incorporated (the "Company") in connection with the Registration Statement on Form S-2, No. 30601, that was filed by it with the Securities and Exchange Commission on July 2, 1997 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933 a public offering by the Company of up to $10 million of the Company's 10% Senior Notes due 2002 (the "Notes") and warrants for 2,500,000 shares of common stock (the "Warrants").

         In rendering the opinion expressed below, we have examined certificates of public officials, copies of the bylaws and articles of incorporation of the Company, written consents and minutes of meetings of the shareholders and Board of Directors of the Company, and such other documents and corporate records of the Company as we considered necessary to form a basis for that opinion. In our examination of the foregoing documents and certificates, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

         Based on the foregoing, and subject to the assumptions and limitations stated in this letter, we are of the opinion that the Notes, when issued and sold for the consideration specified in the Registration Statement, will be legally issued and valid and binding obligations of the Company. We are also of the opinion that the Warrants, when issued and sold for the consideration specified in the Registration Statement, will be legally issued.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                    Very truly yours,

                                    GLENN RASMUSSEN & FOGARTY, P.A.

                                    /s/  Glenn Rasmussen & Fogarty
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